Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-46920 on Form S-8 of our report dated July 28, 2010, June 2, 2011, as to the effects of the restatement discussed in Note 19 and the recasting discussed in Notes 4 and 14 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 19 and the recasting discussed in Notes 4 and 14), relating to the consolidated financial statements of Servidyne, Inc. and subsidiaries appearing in this Amendment No. 1 to the Annual Report on Form 10-K/A of Servidyne, Inc. and subsidiaries for the year ended April 30, 2010.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
June 2, 2011